EXHIBIT 10.27

                        LICENSE AND PRODUCTION AGREEMENT

         This Agreement is made this 16th day of March, 2000 by and between 5th Avenue Channel Corp. ("5th Ave"), a corporation organized under the laws of the State of Florida and having its principal place of business at 3957 NE 163rd Street, North Miami, FL 33160, and IPO Financial Network, Corp. ("IPOF"), a corporation organized under the laws of the State of New Jersey and having its principal place of business at 10 East Willow Street, Millburn, NJ 07041. Collectively, 5th Ave and IPOF shall be termed "the Parties."

                                    RECITALS

         WHEREAS, 5th Ave is in the business of producing audio and video clips on financial subjects and wishes to use film clips prepared by IPOF and upload, archive, encode, market, broadcast and stream such clips; and

         WHEREAS, IPOF is in the business of providing certain analysis and information about Initial Public Offerings ("IPOs") and wishes to work together with 5th Ave in the dissemination of film clips;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein and for good and valuable consideration the exchange and receipt of which is hereby acknowledged, the parties agree as follows:

                                   DEFINITIONS

         "IPOF Clips" shall mean a film clip on the subject of IPOs, whether live or recorded, prepared by IPOF expressly for use by 5th Ave. IPOF Clips may contain more than one IPOF Clip. IPOF Clips shall include certain presentations that have already been recorded, used or stored by others.

         "Net Video Finance" shall mean the entirety of 5th Ave's film clip archive including, but not limited to, the IPOF Clips.

                                      TERMS

SECTION 1:        OBLIGATIONS AND GRANTS FROM IPOF

         1.1 IPOF grants 5th Ave the royalty free to use IPOF Clips on the Internet for users around the world but subject to advertising revenues being paid to IPOF for use of all said IPOF Clips, regardless of their form. Nothing either in this grant or anywhere else in this Agreement shall be deemed to convey to 5th Ave any rights to the content of the IPOF Clips including, but not limited to, the grant of any copyright rights in and such content of the IPOF Clips.

         1.2 Notwithstanding IPOF's retention of all right, title and interest in and to the content of the IPOF Clips including copyrights with respect thereto, 5th Ave shall have the right to modify the IPOF Clips into any digital electronic form it requires to further the purpose of this Agreement and to combine the IPOF Clips with other images, photographs, animation, video, audio, text user interfaces, software, advertisements and other information as 5th Ave may choose so long as IPOF's image, stature and goodwill is unharmed. 5th Ave shall also have the right to disseminate the IPOF Clips. Dissemination of the IPOF Clips by 5th Ave to any other entity including any parent, subsidiary or related entity to 5th Ave whatsoever shall first be approved by IPOF except for dissemination through NetVideoNetwork and NewFinancialNews so long as such entities remain wholly owned subsidiaries of 5th Ave. Such approval shall be made in writing within five (5) business days of IPOF's receipt of notice from 5th Ave of its intention to disseminate. Failure of IPOF to object in writing to dissemination by 5th Ave shall be deemed approval. IPOF's approval shall not be unreasonably withheld but the Parties recognize that the principal purpose of approval by IPOF is to ensure IPOF's image, goodwill and stature and that the sole entity capable of making such a determination is IPOF.

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

         1.3 Use of IPOF Clips by 5th Ave shall include the right of 5th Ave to incorporate IPOF Clips into 5th Ave's archives, web sites, video players and television channel, and the right to market, distribute and make such clips available to other web sites and individual Internet users consistent with the terms of this Agreement.

         1.4 The rights granted to 5th Ave include the non-exclusive right, upon reasonable notice given to IPOF, to broadcast consistent with the terms of this Agreement IPOF Clips live from IPOF on 5th Ave's television programming and through the Internet.

         1.5 IPOF agrees to install a video production facility at its own expense and operate same at its own expense.

         1.6 IPOF shall provide IPOF Clips to 5th Ave in the amount of at least 3 IPOF Clips per week, at least one of which will be market commentary for the week. When possible at least 1 IPOF Clip shall relate to pricing. IPOF shall have the option of producing no IPOF Clips for four (4) vacation weeks during the one (1) year term of this Agreement, so long as such vacation weeks are not more than two (2) consecutive weeks. If illness prevents IPOF from fulfilling its production obligation, it shall promptly notify 5th Ave of the illness and the anticipated time when provision of IPOF Clips can resume. Market commentary and pricing content of regularly produced IPOF Clips shall be made available first to 5th Ave. Nothing herein shall limit IPOF's right to provide information to any news organization. IPOF's obligations, pursuant to this subparagraph is contingent on the availability of relevant information upon which to produce an IPOF Clip. It is the obligation of IPOF to signals containing IPOF Clips to the Waterfront hub in New York City via a circuit provided by IPOF. IPOF's obligation regarding transmission of IPOF Clips ceases upon signal arrival at Waterfront. Thereafter, signal movement, delivery, dispatch, encoding and other similar costs are the sole responsibility of 5th Ave. The Parties


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

agree that an IPOF Clip shall be any segment containing information normally provided by IPOF and that a single taping session could contain more than one IPOF Clip which are sent to 5th Ave as a single unit.

SECTION 2:         OBLIGATIONS OF 5TH AVE

         2.1 5th Ave shall be solely responsible for all costs and expenses associated with commercializing IPOF Clips transmitted to it. 5th Ave's obligations include uploading, encoding, storage, indexing and streaming of IPOF Clips and all related activities. 5th Ave shall use reasonable efforts to ensure that IPOF Clips cannot be downloaded. 5th Ave shall ensure that production and commercialization of IPOF Clips maintains the image, stature and goodwill of IPOF. IPOF shall have the right to object to any production or communication of IPOF Clips and upon notice to 5th Ave, 5th Ave shall discontinue any use, dissemination, etc. of any IPOF Clip to which IPOF objects.

         2.2 During any activities associated with the modification, production, handling or treatment of IPOF Clips, 5th Ave shall ensure that notice is made to the public that the copyright of the content of any IPOF Clip is in the name of IPOF, shall include a proper copyright notice and shall maintain appropriate trademark designations, E.G., use of the circled R ((R)) symbol consistent with how notices and markings are received from IPOF.

         2.3 5th Ave shall and hereby represents that it is able to maintain and operate an Internet web site(s) under the domain name 5THAVENUECHANNEL.COM and NETVIDEONETWORKS.COM, among others (collectively, "the Site"). The Site shall be maintained as a state of the art Internet site, at least fully equivalent to the Internet site maintained by IPOF at IPOFINANCIAL.COM, or upon notice, to an address designated by IPOF The Site shall specifically have the ability to handle enough visitors simultaneously to


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

meet the expectations and representations made by 5th Ave to IPOF in connection with 5th Ave's business projections.

         2.4 The Site shall maintain a direct link to a web site of IPOF. Unless otherwise advised in writing, the IPOF web site to which 5th Ave must establish a direct link is IPOFINANCIAL.COM or, upon notice, to a web site designated by IPOF.

         2.5 5th Ave shall take reasonable steps necessary to effectively market the Site to consumers in the United States and elsewhere, and shall at least in significant part target consumers who are likely to be economically positioned to take advantage of the content in the IPOF Clips.

         2.6 5th Ave shall make IPOF Clips available to any visitor to the Site. The location of the IPOF Clips on the Site shall be easily and plainly visible by a consumer and must be clearly marked so that a user can at a glance know where to click to obtain access to the IPOF Clips.

         2.7 5th Ave shall ensure that IPOF has access to 5th Ave's Internet web site areas that include IPOF Clips and to all versions of 5th Ave's television programming that includes IPOF Clips in order to monitor 5th Ave's use of the IPOF Clips.

         2.8 5th Ave shall take reasonable steps within its power to ensure that advertising revenue is maximized in connection with 5th Ave's use of the IPOF Clips.

         2.9 5th Ave hereby grants IPOF the non-exclusive, royalty free right to make available, display and use IPOF Clips and/or Net Video Finance on web sites of IPOF.

         2.10 5th Ave shall exclusively use IPOF as the sole IPO site accessible by icon from 5th Ave's site. 5th Ave agrees to use IPOF as its primary and exclusive source for providing IPO information but IPOF recognizes that 5th Ave will gather financial information from many sources which may incidentally include IPO information.


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

         2.11 5th Ave shall take out appropriate insurance including liability insurance indemnifying IPOF for $2,000,000 against suits from investors or others in connection with information provided by IPOF to 5th Ave.

SECTION 3:         INTELLECTUAL PROPERTY

         3.1 The content and the copyrights associated therewith in any and all IPOF Clips shall be and are retained by IPOF. The sole right given to 5th Ave is the right to produce, edit and modify the visual and audio associated with any IPOF Clip pursuant to paragraph 2.1 hereof but in no circumstances may 5th Ave modify except for reasonable editing that does not effect content, claim credit for, disparage, or indicate authorship or responsibility for content in IPOF Clips. It shall be the obligation of 5th Ave to consistently provide notice and advise any person or entity to which it distributes, sells or otherwise offers an IPOF Clip of IPOF's rights.

         3.2 5th Ave recognizes that the trademarks IPO FINANCIAL NETWORK, IPOFN, the logo used by IPOF and the IPO FINANCIAL NETWORK marks (collectively "the IPO marks") are all marks owned by IPOFN and that IPOFN and the logo used by IPOF are registered with the United States Patent and Trademark Office and must always be used in conjunction with the circled R (R) symbol appearing as a superscript. 5th Ave further acknowledges that if given notice in writing by IPOF of additional registrations it shall use the (R) symbol in the fashion set forth herein. At least once on the Site and at least once in all marketing and advertising materials, whenever the IPO marks appear, 5th Ave shall note that the IPO marks are owned by IPOF. This can be achieved by use of substantially the following sentence, "IPO Financial Network Corp. is the owner of trademarks ___."

         3.3 IPOF acknowledges that 5th Ave is the owner of the trademarks identified in paragraph 3.2 and to the extent IPOF may make reference to such trademarks in its Internet site


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or marketing materials, it shall designate those trademarks with appropriate trademark notice, as advised by 5th Ave.

         3.4 Except as expressly permitted by this Agreement and this subparagraph, 5th Ave shall not (a) use, copy, merge, install, transfer or distribute any of the IPOF Clips, (b) sublicense, rent, sell, resell, lease or otherwise distribute any of the IPOF Clips and (c) use any IPOF Clips in violation of any applicable law including but not limited to that of privacy laws, communication regulations and tariffs. 5th Ave shall have the right to grant third parties a right to use the IPOF Clips provided such third parties offer legitimate financial information and services through Internet sites.

         3.5 Except as expressly permitted by this Agreement, 5th Ave shall not modify any of the IPOF Clips.

         3.6 5th Ave shall not post any IPOF Clips to any database or catalog which infringes the intellectual property rights, misuses proprietary information of a third party or which is made in furtherance of any illegal or fraudulent scheme or activity.

         3.7 The Parties recognize the intellectual property rights of the other including but not limited to the rights specified herein. The Parties agree not to challenge the intellectual right of the other. To the extent one party learns of a potential infringement of the other party's rights, it shall promptly send notice of same to the other party and shall cooperate as reasonably required by the other party in the defense of or protection of any of the other party's intellectual property pertinent to this Agreement. To the extent an assisting party incurs out-of-pocket expenses associated with the cooperation contemplated by this paragraph, such out-of-pocket expenses shall promptly be reimbursed within thirty (30) days of receipt of notice of such expenses.

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

         3.8 All titles, trademark and copyright notices, disclaimers and restrictions contained on or with IPOF Clips will be accurately reproduced on each archival or backup copy, including on any storage media containing the IPOF Clips if the IPOF Clips are archived or backed up on physical media. Attribution should be in ways customary in the trade and visible to any user.

SECTION 4:         MARKETING

         4.1 5th Ave shall include the IPOF Clips in its Net Video Finance archive. 5th Ave shall market its Net Video Finance archive by promoting it on the Site and, on any 5th Ave financial site and television channels, by licensing Net Video Finance to other web sites and by other means of distribution suitable for the material.

         4.2 All costs and obligations associated with marketing the IPOF Clips and all activities in connection with Net Video Finance are and shall be solely and exclusively those of 5th Ave and IPOF bears no relationship, responsibility or obligation with respect thereto.

         4.3 5th Ave shall undertake reasonable efforts to market the financial component of the Site in connection with its marketing of the Net Video Finance archive and other marketing activities in which it engages.

SECTION 5:         FEES AND BILLING

         5.1 5th Ave shall pay IPOF fifty (50%) percent of all Net Revenues actually received by 5th Ave from advertising that will appear prior to, during and subsequent to the playing by a viewer of any video or audio derived from an IPOF Clip, or any video or audio containing content from an IPOF Clip, or an IPOF Clip. Net Revenues are gross revenues less actually given chargebacks, credits, refunds or holdbacks as well as applicable taxes resulting from the distribution of IPOF Clips.

         5.2 Payments shall be made on a calendar month basis and shall be dispatched to IPOF no later than fifteen (15) days after the end of each calendar month. Payments shall be


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

accompanied by a royalty report clearly delineating (a) the gross revenue received by 5th Ave in connection with the viewing of IPOF Clips, (b) all charges reducing gross revenue to net revenue and (c) all tracking method information pertinent to calculation of royalty. To this end, 5th Ave shall set up a tracking method for capturing relevant advertising information. The royalty report shall be verified by either a certified public accountant or an officer of 5th Ave.

         5.3 If inadvertent underpayment is made upon reconciliation of numbers within a quarter immediately subsequent to the quarter being reconciled, such reconciliation shall be paid within fifteen (15) days of the end of the immediately subsequent calendar quarter plus a penalty of ten (10%) percent of the underpayment. In the event that an underpayment exists for more than two quarters in a row, IPOF shall have the right to immediately terminate this Agreement pursuant to the provisions of Section 6 without terminating any of 5th Ave's payment obligations.

         5.4 At any time during regular business hours upon five (5) days written notice to 5th Ave, IPOF shall have the right to audit 5th Ave in connection with payment of royalty to IPOF and in connection with 5th Ave's obligations under this Agreement. In the event IPOF shall request such an audit, IPOF or its representatives shall be given full and complete access to any and all information deemed reasonably necessary by an auditor to obtain information pertinent to the audit. IPOF shall have the right to conduct such an audit not more than four (4) times per year. If a discrepancy is found, a 10% penalty on the underpayment shall be asserted. In the first occurrence of an underpayment being found, if such underpayment is greater than 7.5%, 5th Ave shall pay IPOF within ten (10) days IPOF's cost in conducting the audit. If on any subsequent occurrences an underpayment is found greater than 5%, 5th Ave shall pay IPOF within (10) days IPOF's costs in conducting the audit. 5th Ave shall have an obligation to maintain its records with respect to royalties due IPOF for two
(2) years following the termination of this Agreement.

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

         5.5 5th Ave hereby grants to David Menlow, upon full execution of this Agreement, 100,000 options (the "Options') for 5th Ave common stock at the closing price of said stock on the effective date of this Agreement to wit:
March 16, 2000. Such Options shall fully vest and be delivered as follows:
33,333 options on March 16, 2000 to be delivered as soon as possible; 33,334 Options to be delivered on July 16, 2000; 33,333 Options to be delivered on November 16, 2000. The shares issuable upon exercise of the Options shall be subject to standard piggy-back registration provisions. The Parties shall negotiate the grant of additional shares to David Menlow if this Agreement is renewed.

SECTION 6:         TERM AND TERMINATION

         6.1 The term of this Agreement shall be one (1) year from the date of the last signature appearing on this Agreement. This Agreement shall be renewed upon notice received from the party requesting renewal not less than sixty (60) days prior to the termination date. A party may send notice of termination at any time prior to sixty (60) days before the termination date. If no notices are sent with respect to termination or renewal, or conflicting notices are sent, this Agreement shall terminate.

         6.2 In the event any party is in default of its obligations hereunder, this Agreement shall terminate thirty (30) days after notice of default unless such default is cured to the reasonable satisfaction of the aggrieved party. Cure shall not be unreasonably refused. If a cure is refused, notice must be given of its refusal and a party in breach shall have seven (7) days to further endeavor to cure this Agreement, otherwise this Agreement shall terminate.

         6.3 Either party may terminate this Agreement by notice to the other party if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition for bankruptcy, suffers or permits the appointment of a receiver for its business or assets or becomes subject to any proceedings under any bankruptcy or insolvency


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

law, whether domestic or foreign, or has wound up or liquidated voluntarily or otherwise. In the event that any of these events occur, the party directly involved in the events listed above shall immediately give notice to the other party of its occurrence.

         6.4 Upon termination of this Agreement for cause, 5th Ave shall have five (5) business days to remove IPOF Clips from the Site and 5th Ave shall have thirty (30) days to remove IPOF Clips from the Net Video Finance archive. During the term of removal of the IPOF Clips, payments shall be made to IPOF consistent with the terms of this Agreement.

SECTION 7:         ADVERTISING OF THE RELATIONSHIP OF THIS AGREEMENT

         7.1 Each party may disseminate through marketing or advertising the fact that the Parties have reached a business arrangement so long as none of the specific terms regarding the Parties' obligations to each other are disclosed. In the event that such dissemination occurs, the party responsible for such dissemination shall ensure that such marketing and advertising are factual, lawful and fully consistent with the image, stature and goodwill of the other party. To the extent that such marketing or advertising results in allegations of unlawful behavior or litigation of any kind, the party responsible for such marketing or advertising shall indemnify the other party consistent with Section 10 of this Agreement. If one party disapproves of the marketing or advertising of the other party, it shall notify the other party of its disapproval in writing. If Agreement between the parties is not reached within ten (10) days after the receipt of notice, the party receiving such notice shall cease the objectioned activities. The Parties shall always use the other party's names, logos, trademarks or service marks in a manner commensurate with the goodwill, stature and image of such names, logos, trademarks or service marks.

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

SECTION 8:         REPRESENTATIONS AND WARRANTIES

         8.1 IPOF represents and warrants that to its knowledge (a) it has all intellectual property rights associated with the content it is providing to 5th Ave that are necessary for 5th Ave to market, distribute and license the IPOF Clips in accordance with the terms of this Agreement and (b) the IPOF Clips are not defamatory nor do they violate a third party's right of privacy.

         8.2 5th Ave represents and warrants that it has the authority, financing, wherewithal, desire and skill to fulfill its obligations pursuant to this Agreement and that it has all rights, intellectual property and otherwise, and licenses to enter into and perform its obligations hereunder and that it will do so in a manner consistent with the good character associated with IPOF.

SECTION 9:         DISCLAIMERS

         9.1 IPOF DOES NOT REPRESENT OR WARRANT (a) the accuracy, correctness, integrity, completeness or timeliness of the IPOF Clips and/or (b) that the IPOF Clips comply with any requirements of any private or public organization or association, or the securities, laws or regulations of any jurisdiction. IPOF is not responsible for and expressly disclaims any obligation on its part with respect to any investment decisions, damages or other losses resulting from use of any information obtained from or from the use of IPOF Clips.

         9.2 IPOF Clips are provided "as is," and all faults and the entire risk as to the satisfactory quality of the IPOF Clips and the content thereof is disclaimed by IPOF. IPOF disclaims all warranties and/or conditions, express or implied, including but not limited to the implied warranties or conditions of merchantability, fitness for a particular purpose, quiet enjoyment, accuracy of IPOF Clips and contents, absence of viruses and damaging or disabling code, as well as implied warranties arising from course of dealing or course of performance.



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

         9.3 IPOF expressly disclaims any obligation, express or implied, to operate its Internet web sites in their current form or that any materials on its Sites or servers are free from errors, defects, flaws, omission or the like.

         9.4 IPOF disclaims any warranty or representation that IPOF Clips will meet 5th Ave's requirements or that use and access to the IPOF Clips will be uninterrupted or error free, or that defects in the IPOF Clips, if any, will be correctable or corrected, or that the IPOF Clips' format is compatible with any particular platform.

SECTION 10:        INDEMNITY

         10.1 IPOF shall defend, indemnify, save and hold 5th Ave and each of its officers, directors, employees, representatives and agents harmless of, from and against any and all liability, claims, causes of action, judgments, suits, losses, damages and expenses and shall represent each and every one of the foregoing in connection with, arising out of or relating to any claim made by a third party that the content of IPOF Clips as such clips were provided to 5th Ave violate the rights of such third party. The indemnification granted hereunder is contingent upon a written notice being received from 5th Ave of a third party's claim. The rights and obligations of IPOF pursuant to this paragraph shall be extinguished if 5th Ave does not cooperate fully and completely with IPOF and its counsel, acts in any way contrary to IPOF's interests and/or cooperates with the third party alleging infringement. In the event that IPOF indemnifies 5th Ave, IPOF shall have sole settlement authority. Nothing herein shall prevent 5th Ave from hiring counsel of its own choosing at its own expense so long as such counsel does not interfere with counsel of IPOF's choosing or appear on 5th Ave's behalf. Upon written notice, 5th Ave may opt out of the indemnification provided by this paragraph and proceed in any litigation with counsel of its own choosing. In this event, IPOF shall have no indemnification responsibility or obligation to 5th Ave.

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

         10.2 In the event that any event triggers indemnification of 5th Ave by IPOF pursuant to paragraph 10.1 hereof, IPOF may at its election terminate this Agreement and cease providing IPOF Clips to 5th Ave. In this event, termination shall proceed pursuant to Section 6 hereof. Termination cannot occur in the event of litigation being brought by a disgruntled investor based on information gleaned from an IPOF Clip or information provided 5th Ave by IPOF.

         10.3 Nothing herein shall be deemed to impose an indemnification obligation of any kind whatsoever upon IPOF with respect to any event, tort or action with respect to the IPOF Clips that may arise from any action of 5th Ave pursuant to their obligations under this Agreement or the end result of the IPOF Clips following modification, distribution or the like by 5th Ave.

         10.4 5th Ave hereby agrees to defend, indemnify, save and hold IPOF and each of its officers, directors, employees, representatives and agents harmless of, from and against any and all liability, claims, causes of action, judgments, suits, losses, damages and expenses including but not limited to reasonable attorneys' fees and expenses and costs incurred prior to assumption by 5th Ave of IPOF's defense for which any of them may become liable or may incur or be compelled to pay in any action, claim or proceeding against any of them, for or by reasons of any acts whether of omission or commission, that may be committed or suffered by IPOF or any of its officers, directors, shareholders, agents, representatives or employees in connection with, arising out of or relating to 5th Ave's modification, editing, distribution or other transformation of IPOF Clips and/or any claims by any person or entity in connection with 5th Ave's use of the IPOF Clips, or of the 5th Ave Internet web site; and any breach by 5th Ave of terms, covenants, representatives, representations and warranties set forth in this Agreement.

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         10.5 Neither of the Parties shall be obliged to indemnify the other if the action of the other willfully violates the law.

SECTION 11:        CONFIDENTIALITY

         11.1 The Parties acknowledge that in the course of their dealings hereunder each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Confidential Information shall be designated in writing as such. Both Parties agree that the terms of this Agreement shall be deemed Confidential Information of each party.

         11.2 Each party hereby agrees that: (a) all Confidential Information shall remain the exclusive property of the owner; (b) such party shall maintain and shall use prudent methods to cause its employees and agents to maintain the confidentiality and secrecy of the other's Confidential Information; (c) such party shall use prudent methods to ensure that its employees and agents do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the other's Confidential Information; and (d) such party shall return or destroy all copies of other's Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any Information to the extent it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without restriction on such third parties.; (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement; (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto; (v) is independently developed by the receiving party without reference or access to the disclosing party's Confidential Information; or (vi) is released from confidential treatment by written consent of the disclosing party. Notwithstanding the


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foregoing, portions of a party's Confidential Information may be disclosed pursuant to the request of a governmental agency or third party if such disclosure is required by operation of law, regulation or court order, provided the receiving party gives the disclosing party prior written notice of such proposed disclosure sufficient to enable the disclosing party to obtain an appropriate protective order, if it so desires.

SECTION 12:       MISCELLANEOUS

         12.1 NOTICES. All notices, requests and other communications under this Agreement shall be in writing and be delivered in person, or sent by certified mail, return receipt requested, overnight courier service, or by facsimile to the address or facsimile number of the party set forth in the beginning of this Agreement, or to such other addresses or numbers as may be stipulated in writing by the Parties pursuant hereto. Unless otherwise provided, notice will be effective on the date it is officially recorded as delivered by return receipt or equivalent or by facsimile confirmation date. Notices shall be sent to:

         For IPOF, to:           David Menlow
                                 POF Financial Network Corp.
                                 10 East Willow Street
                                 Millburn, New Jersey 07041
                                 Tel:   973-379-5100
                                 Fax:  973-379-1696

         With a copy to:         Bruce H. Sales, Esq.
                                 Lerner, David, Littenberg, Krumholz
                                   & Mentlik, LLP
                                 600 South Avenue West
                                 Westfield, NJ 07090
                                 Tel:  908-654-5000
                                 Fax: 908-654-7866



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

         For 5th Ave:            Adam Taylor, Chief Operating Officer
                                 5th Ave Channel Corp.
                                 3957 NE 1631d Street
                                 North Miami, Florida 33160
                                 Tel:  305-947-3010
                                 Fax- 305-919-8154
                                 e-mail: ATAYLOR@5AC.COM

         12.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with any appendices or other attachments hereto, sets forth the entire understanding between the Parties and supersedes any and all oral or written agreements or understandings between the Parties as to the subject matter of this Agreement. This Agreement may be modified only in a document signed by both Parties. This Agreement shall be binding upon and shall inure to the benefit of the undersigned Parties and their respective successors and permitted assigns.

         12.3 ASSIGNMENT. Either party may assign the benefits and obligations of this Agreement. This Agreement shall apply to, inure to the benefit of and be binding upon the Parties hereto and upon their permitted successors in interest and permitted assigns.

         12.4 THIRD PARTY BENEFICIARIES. The Parties acknowledge that there are no intended third party beneficiaries of this Agreement.

         12.5 FORCE MAJEURE. In no event shall either party be liable to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, government restrictions, exchange or market rulings, labor strike, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster, or any other event, condition or occurrence beyond the reasonable control of such party.

         12.6 WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any


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provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         12.7 SEPARABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of the Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

         12.8 RELATIONSHIP OF THE PARTIES. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the Parties and neither party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

         12.9 INTERPRETATION. This Agreement shall be interpreted in accordance with the ordinary rules of contract law and no determination of meaning shall be made with respect to whether or not a particular party drafted this Agreement or a particular portion thereof.

         12.10 NO PRIOR DRAFTS. Prior unexecuted drafts of this Agreement may not be used to interpret the intentions of the Parties to this Agreement.

         12.11 EXPORT. 5th Ave acknowledges that the IPOF Clips provided under this Agreement may be subject to U.S. export laws and regulations and any use or transfer of IPOF Clips may need to be authorized under those regulations. 5th Ave agrees that it will not use, distribute, transmit or transfer IPOF Clips even if incorporated into other products except in compliance with U.S. export regulations. For the purposes of this paragraph, "export" and "re-export" means transferring or releasing to another country or to a national of another country, wherever that person is located, by any means.

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         12.12 INJUNCTIVE RELIEF. Each party acknowledges that their legal remedies (including the payment of damages) would not adequately compensate the other party for any breach by second party of any provisions of this Agreement regarding the ownership, use, copying, distribution, confidentiality or nondisclosure of the IPOF Clips or Confidential Information, and that either party would suffer continuing and irreparable injury to its business as a direct result of such breach. Therefore, in the event of any such breach, each party consents to entry of any injunctive relief necessary to prevent or cure such breach (including temporary and preliminary relief, and relief by order of specific performance), without posting of bond or other security or proof of irreparable harm.

         12.13 GOVERNING LAW; PLACE FOR DISPUTES. 5th Ave may not bring a legal action under this Agreement more than one (1) year after the cause of action arose.

         12.14 SURVIVAL. Notwithstanding the termination or expiration of this Agreement, the applicable rights and obligations in Sections 9, 10, 11 and 12, shall survive termination or expiration of this Agreement.

         12.15 ARBITRATION. Any dispute or controversy between the Parties to this Agreement relating to or arising out of this Agreement, including but not limited to matters reserved for mutual agreement shall be settled by Arbitration with the rules of the (1) New York Stock Exchange, if NYSE Arbitration is available, and (2) the American Arbitration Association in all other cases to be located in Union County, New Jersey.

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, and do each hereby warrant and represent to the other that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

5th Ave Channel Corp.                 IPO Financial Network, Corp.


By:                                   By:
   ----------------------------          ---------------------------------------
Name:  Melvin Rosen, President        Name:  David Menlow, President

Date:                                 Date:

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